EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Fourth Quarter and Full Year 2017 Results and Reconfirms Full Year 2018 Distribution Guidance

Summary of Fourth Quarter and Full Year 2017 Results (in millions, except LNG data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$1,518	$551	$4,304	$1,100
Net income (loss)	$374	$86	$490	$(171)
Adjusted EBITDA[1]	$612	$202	$1,512	$365
LNG exported:
Number of cargoes	70	23	205	56
Volumes (TBtu)	252	81	734	195
LNG volumes loaded (TBtu)	252	82	735	196

2018 Full Year Distribution Guidance

2018
Distribution per Unit	$2.00	-	$2.20
Recent Achievements
Operational

•	Substantial completion of Train 4 of the SPL Project (defined below) was achieved in October 2017, more than five months ahead of the guaranteed completion date.

•
Over 200 cargoes were produced, loaded, and exported from the SPL Project in 2017. To date, approximately 300 cumulative LNG cargoes have been exported from the SPL Project, with deliveries to 25 countries and regions worldwide.

•	Over 1,100 TBtu of natural gas feedstock has been nominated to the SPL Project since startup, with 99.9% scheduling efficiency.
Financial

•	We declared and paid distributions of $1.79 per unit to common unitholders for full year 2017, within the guidance range for the period.

•
The date of first commercial delivery (“DFCD”) was reached under the 20-year LNG Sale and Purchase Agreement (“SPA”) with Korea Gas Corporation related to Train 3 of the SPL Project in June 2017, and under the respective 20-year SPAs with Gas Natural Fenosa LNG GOM, Limited and BG Gulf Coast LNG, LLC relating to Train 2 of the SPL Project in August 2017. DFCD under the 20-year SPA with GAIL (India) Limited related to Train 4 of the SPL Project is expected to be reached in March 2018.

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Liquefaction Project Update

SPL Project
Liquefaction Train	Trains 1-3	Train 4	Train 5	Train 6
Project Status	Operational	Operational	Under Construction	Permitted
Expected Substantial Completion	Complete	Complete	1H 2019	—
Expected DFCD Window Start	Complete	1H 2018	2H 2019	—

Houston, Texas - February 21, 2018 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $374 million and $490 million for the three and twelve months ended December 31, 2017, respectively, compared to net income of $86 million and net loss of $171 million for the comparable periods in 2016. Adjusted EBITDA1 for the three and twelve months ended December 31, 2017 was $612 million and $1.5 billion, respectively, compared to $202 million and $365 million for the comparable 2016 periods.
During the three and twelve months ended December 31, 2017, 70 and 205 LNG cargoes, respectively, were exported from the SPL Project, of which 2 and 14, respectively, were commissioning cargoes.

Total revenues increased $967 million and $3.2 billion during the three and twelve months ended December 31, 2017, respectively, as compared to the three and twelve months ended December 31, 2016, respectively. Total operating costs and expenses increased $626 million and $2.3 billion during the three and twelve months ended December 31, 2017, respectively, compared to the three and twelve months ended December 31, 2016.

Variances in results of operations for the three and twelve months ended December 31, 2017, as compared to the three and twelve months ended December 31, 2016, were primarily driven by increased income from operations, due primarily to the timing of completion of Trains and the length of each Train’s operations within the periods being compared, partially offset by increased interest expense, net of amounts capitalized.

SPL Project Update
Through Cheniere Partners, we are developing up to six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) and an adjusted nominal production capacity of approximately 4.3 to 4.6 mtpa of LNG. Trains 1 through 4 are operational, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
Distributions to Unitholders
We paid a cash distribution per common and subordinated unit of $0.50 to unitholders of record as of February 2, 2018 and the related general partner distribution on February 14, 2018.

Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the fourth quarter and full year on Wednesday, February 21, 2018, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners, through its subsidiary, Sabine Pass Liquefaction, LLC (“SPL”), is developing, constructing, and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners, through SPL, plans to construct up to six liquefaction trains (“Trains”), which are in various stages of development, construction, and operations. Trains 1 through 4 are operational, Train 5 is under construction and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG and an adjusted nominal production capacity of approximately 4.3 to 4.6 mtpa of LNG.

Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns and operates regasification facilities at the Sabine Pass LNG terminal, which includes pre-existing infrastructure of five LNG storage tanks with aggregate capacity of approximately 16.9 billion cubic feet equivalent (“Bcfe”), two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in millions, except per unit data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31, (1)
	2017	2016	2017	2016
Revenues
LNG revenues	$917	$205	$2,635	$539
LNG revenues—affiliate	525	278	1,389	294
Regasification revenues	65	65	260	259
Other revenues	13	2	20	4
Other revenues—affiliate	(2)	1	—	4
Total revenues	1,518	551	4,304	1,100

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	740	198	2,320	410
Cost of sales—affiliate	—	1	—	2
Operating and maintenance expense	87	47	292	127
Operating and maintenance expense—affiliate	30	16	100	52
Development expense	1	—	3	—
General and administrative expense	2	4	12	13
General and administrative expense—affiliate	17	22	80	90
Depreciation and amortization expense	100	64	339	156
Other	1	—	2	—
Total operating costs and expenses	978	352	3,148	850

Income from operations	540	199	1,156	250

Other income (expense)
Interest expense, net of capitalized interest	(177)	(128)	(614)	(357)
Loss on early extinguishment of debt	—	(18)	(67)	(72)
Derivative gain, net	6	32	4	6
Other income	5	1	11	2
Total other expense	(166)	(113)	(666)	(421)

Net income (loss)	$374	$86	$490	$(171)

Basic and diluted net income (loss) per common unit	$0.76	$0.07	$(1.32)	$(0.20)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	348.6	57.1	178.5	57.1

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	1,589	605
Accounts and other receivables	191	90
Accounts receivable—affiliate	163	99
Advances to affiliate	36	38
Inventory	95	97
Other current assets	65	29
Total current assets	2,139	958

Property, plant and equipment, net	15,139	14,158
Debt issuance costs, net	38	121
Non-current derivative assets	31	83
Other non-current assets, net	206	222
Total assets	$17,553	$15,542

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$12	$27
Accrued liabilities	637	418
Current debt	—	224
Due to affiliates	68	99
Deferred revenue	111	73
Deferred revenue—affiliate	1	1
Derivative liabilities	—	14
Total current liabilities	829	856

Long-term debt, net	16,046	14,209
Non-current deferred revenue	1	5
Non-current derivative liabilities	3	2
Other non-current liabilities	10	—
Other non-current liabilities—affiliate	25	27

Commitments and contingencies

Partners’ equity
Common unitholders’ interest (348.6 million units and 57.1 million units issued and outstanding at December 31, 2017 and 2016, respectively)	1,670	130
Class B unitholders’ interest (zero and 145.3 million units issued and outstanding at December 31, 2017 and 2016, respectively)	—	62
Subordinated unitholders’ interest (135.4 million units issued and outstanding at December 31, 2017 and 2016)	(1,043)	240
General partner’s interest (2% interest with 9.9 million units and 6.9 million units issued and outstanding at December 31, 2017 and 2016, respectively)	12	11
Total partners’ equity	639	443
Total liabilities and partners’ equity	$17,553	$15,542

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income (loss) before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt and changes in the fair value of our commodity derivatives. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2017 and 2016 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss)	$374	$86	$490	$(171)
Interest expense, net of capitalized interest	177	128	614	357
Loss on early extinguishment of debt	—	18	67	72
Derivative gain, net	(6)	(32)	(4)	(6)
Other income	(5)	(1)	(11)	(2)
Income from operations	$540	$199	$1,156	$250
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	100	64	339	156
Loss (gain) from changes in fair value of commodity derivatives, net	(28)	(61)	17	(41)
Adjusted EBITDA	$612	$202	$1,512	$365

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764